FOR IMMEDIATE RELEASE

May 15, 2007

Contact: Rosemarie Faccone

   or Susan Jordan

   732-577-9996

MONMOUTH CAPITAL CORPORATION

REPORTS THREE-MONTH EARNINGS

FREEHOLD, NJ, May 15, 2007........Monmouth Capital Corporation (NASDAQ/MONM) reported net income of $625,000 or $.11 per share for the three months ended March 31, 2007, as compared to $200,000 or $0.04 per share for the three months ended March 31, 2006.

A summary of significant financial information for the three months ended March 31, 2007 and 2006 is as follows:

                Three Months Ended March 31,

	2007	2006
Rental Income and Reimbursements	$1,695,000	$1,425,000
Interest and Dividend Income	$158,000	$182,000
Gain on Securities Transactions, net	$624,000	$157,000
Total Expenses	$1,799,000	$1,504,000
Net Income	$625,000	$200,000
Net Income Per Share – Basic & Diluted	$.11	$.04
FFO (1)	$1,058,000	$551,000
FFO Per Share (1)	$.19	$.12
Weighted Avg. Shares Outstanding	5,705,000	4,755,000

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A summary of significant balance sheet information as of March 31, 2007 and December 31, 2006 is as follows:

	March 31, 2007	December 31, 2006
Total Real Estate Investments	$67,225,000	$61,171,000
Securities Available for Sale	$4,398,000	$8,205,000
Total Assets	$79,704,000	$75,742,000
Mortgages Payable	$3,556,000	$29,852,000
Convertible Subordinated Debentures	$15,490,000	$15,490,000
Loans Payable	$4,020,000	$4,902,000
Total Shareholders’ Equity	$22,439,000	$21,908,000

Eugene W. Landy, President, stated, “Management is pleased with the performance of its thirteen properties owned.  Rental and reimbursement income increased 19% for the three months over prior year.  The $467,000 increase in net income was due mainly to increased gains on securities transactions.  Management realized the increase in values in the securities portfolio at the beginning of 2007.”

Monmouth Capital Corporation’s equity portfolio consists of thirteen industrial properties in Florida, Georgia, Illinois, Minnesota, New Jersey, New York, Ohio, Pennsylvania, Tennessee, Texas and Virginia. In addition, the Company owns a portfolio of REIT securities. Monmouth Capital has operated as a public company since 1961. MONM is part of a family of REITs including UMH Properties, Inc. (AMEX:UMH), which invests in manufactured home communities, and Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA), which invests in net-leased industrial properties on long-term leases to investment grade tenants.  MONM invests in industrial properties that do not fit the specific investment criteria of Monmouth Real Estate Investment Corporation.

On March 26, 2007, the Company announced a proposed strategic transaction to combine with Monmouth Real Estate Investment Corporation (Nasdaq: MNRTA - News).  Following the merger, the combined company will remain headquartered in Freehold, New Jersey and will be managed by the management team that currently manages both MNRTA and the Company. It is anticipated that each company will continue to pay regularly-scheduled dividends through the closing date which is expected to occur during the third calendar quarter of 2007. Closing of the transaction is subject to customary closing conditions, including approval of the transaction by the stockholders of the Company and MNRTA.

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Notes:

(1)  Non-GAAP Information:  Funds from operations (FFO), is defined as net income, excluding gains or losses from sales of depreciable assets, plus real estate-related depreciation and amortization.   FFO per share is defined as FFO divided by weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trusts (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding the Company’s financial performance.

FFO and FFO per share (A) do not represent cash flow from operations as defined by generally accepted accounting principles; (B) should not be considered as alternatives to net income as measures of operating performance or to cash flows from operating, investing and financing activities; and (C) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO and FFO per share for the three months ended March 31, 2007 and 2006 are calculated as follows:

	Three Months Ended
	3/31/07	3/31/06

Net Income	$625,000	$200,000
Amortization of Intangible Assets	53,000	51,000
Depreciation Expense	380,000	300,000
FFO	$1,058,000	$551,000

Weighted Avg. Shares Outstanding - Basic	5,705,000	4,755,000
FFO Per Share	$.19	$.12

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The following are the cash flows provided (used) by operating, investing and financing activities for the three months ended March 31, 2007 and 2006:

	2007	2006

Operating Activities	$1,016,000	$993,000
Investing Activities	(2,847,000)	557,000
Financing Activities	3,276,000	199,000

Additional Information about the Merger and Where to Find It

In connection with the proposed transaction, the Company and MNRTA have filed a joint proxy statement/prospectus as part of a registration statement regarding the proposed merger with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND MNRTA AND THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus, and other documents filed by the Company and MNRTA with the SEC, at the SEC’s website at www.sec.gov. The definitive joint proxy statement/prospectus and other relevant documents may also be obtained free of charge from the Company and MNRTA by directing such request to either company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728, Attention: Susan Jordan. Investors and security holders are urged to read the definitive joint proxy statement/prospectus and other relevant material when they become available before making any voting or investment decisions with respect to the merger.

The Company and MNRTA and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company and MNRTA in connection with the merger. Information about the Company and MNRTA and their respective directors and executive officers is set forth in the respective annual proxy statements and Annual Reports on Form 10-K for the Company and MNRTA, which can be found on the SEC’s website at www.sec.gov. Additional information regarding the interests of those persons may be obtained by reading the proxy statement/prospectus when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933.

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